UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 17, 2009, Noble International, Ltd. (the “Company”) closed the sale to ArcelorMittal Netherlands B.V., a subsidiary of ArcelorMittal S.A. (“ArcelorMittal”), of the Company’s European business, consisting of the shares of Noble European Holdings B.V. (“Noble BV”), together with the direct and indirect holdings and assets of Noble BV (collectively, the “Transferred Assets”).

As consideration for the Transferred Assets, ArcelorMittal (a) accepted the Transferred Assets subject to approximately €78 million in borrowed money, (b) delivered $2.1 million to the Company by wire transfer and (c) permitted the Company to retain $2.0 million received by Noble BV prior to closing for the transfer of its 49% equity interest in Sumisho Noble (Thailand) Co., Ltd.

At the closing, each of the Company and ArcelorMittal executed and delivered a mutual general release of substantially all of the claims that such party and its affiliates had against the other party. The Company was not released with respect to the subordinated debt owed by the Company to ArcelorMittal and its affiliate in the original principal amount of $65 million.

Based exclusively on the Schedule 13D/A filed by ArcelorMittal with the Securities and Exchange Commission on July 20, 2009, ArcleorMittal is the beneficial owner of approximately 58% of the Company’s common stock. The calculation of ArcelorMittal’s beneficial ownership includes shares issuable upon conversion of a convertible subordinated loan made by ArcelorMittal to the Company in the principal amount of $50 million, based upon the conversion rate of $15.75 per share.

Item 8.01.	Other Events.

As previously disclosed, on April 15, 2009, Noble International, Ltd. (the “Company”) and 14 of its domestic subsidiaries (collectively, the “debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”) seeking relief under chapter 11 of the United States Bankruptcy Code. On July 20, 2009 the debtors filed their monthly operating report for the period ended June 30, 2009 with the Bankruptcy Court. The June monthly operating reports are collectively furnished with this Current Report on Form 8-K as Exhibit 99.1. Copies of bank statements have been omitted from Exhibit 99.1 to this Current Report due to the volume of the statements. Copies of these statements can be obtained from the debtors’ monthly operating reports filed with the Bankruptcy Court, case number 09-51720.

The monthly operating reports contain unaudited financial information which has not been reviewed by independent accountants, is limited to the debtors and is in a format prescribed by applicable bankruptcy laws. The financial information related to the debtors included in the monthly operating reports has been prepared to conform with specific instructions from the U.S. Trustee and is not presented in accordance with generally accepted accounting principles (“GAAP”) or SEC regulations applicable to financial statements contained in periodic reports filed with the SEC. Preparation of the debtors’ financial statements in accordance with GAAP could result in material reconciliations and adjustments to certain financial information presented in the monthly operating reports.

The monthly operating reports also contain information for periods that are different from those contained in the reports the Company files pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such information also may not be indicative of the financial condition or operating results of the Company and its subsidiaries for the periods reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act, or of future results. As a result, the financial information in the monthly operating reports is not presented on a consolidated basis and does not present the consolidated results of the Company. Accordingly, the financial statements in the monthly operating reports cannot be compared with the consolidated financial condition and results of operations that the Company reports in its Exchange Act filings.

While every effort has been made to assure the accuracy and completeness of the monthly operating reports, errors or omissions may have inadvertently occurred and the Company reserves the right to amend the monthly operating reports as necessary.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Monthly Operating Reports for the period ended June 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD., a Delaware corporation

By:	/s/ Richard P. McCracken
Richard P. McCracken
Chief Executive Officer

July 23, 2009

NOBLE INTERNATIONAL, LTD.

Exhibit Index to Current Report on Form 8-K

Exhibit Number
99.1	Monthly Operating Reports for the period ended June 30, 2009